{Letterhead of Riverside Bank}



June 24, 1998

Stinar HG, Inc.
Robert Harvey, President
3255 Sibley Memorial Highway
Eagan, MN 55121


Dear: Mr. Harvey

Riverside Bank (the "Bank") is pleased to commit to make loans to Stinar HG. Inc.(the "Borrower") in an amount not to exceed $3,000,000.00 (the "Commitment"), subject to this satisfaction of the conditions set forth in this letter.

The loans shall be made to you pursuant to loan agreements and related agreements and documents (the "Loan Documents") which will contain the following terms:

Three Million Dollar revolving line of credit at the variable interest rate of
 .75 % over the Wall Street Journal Rate. Payments will be interest only payable monthly. Term of the loan will be for one year beginning the date of consummation.

All advances will be governed by the following borrowing base:

Receivables will be advanced at a rate of 80% excluding all receivables over 90 days, and excluding all foreign receivables not secured by approved letters of credit.

Inventories will be advanced at a rate of 50%.

Work in Progress will be advanced 75%.

Finished goods will be advanced 75%.

Machinery and Equipment will be advanced at a rate of 50%.

All outbound letters of credit will be deducted from eligible borrowing base.

Stinar HG, Inc., will provide company prepared monthly financial statements, annually audited financial statements, and an audited statement as of the control date of Stinar HG, Inc.

Use of loan proceeds are for the purchase of Stinar Corporation, and working capital.

Stinar HG, Inc., will provide Riverside Bank a Non-Association Letter pertaining to environmental issues of the property occupied by Stinar HG, Inc.

All types of upstream payments from Stinar HG, Inc. to Oakridge Holdings, Inc. including but not limited to loans, dividends, and fees to holding company, are prohibited with prior Riverside Bank approval. Excluding $125,000 annually to pay related expenses.

Riverside Bank must be notified in advance of any changes to, or additions of officers to the corporation.

Riverside Bank will have a perfected first security interest in all corporate assets and all claims of current creditors must be satisfied upon consummation of the loan, and all security interests must be terminated and all appropriated documents filed.

All claims of current creditors must satisfied upon consummation of the loan, and all security interests must terminated and all appropriate documents filed.

Insurance policy's of one million dollars and five hundred thousand dollars will be purchased for Mr. Harvey and Mr. Jordan respectively naming Riverside Bank as beneficiary.

Stinar HG, Inc. will verify all sources of debt and equity used to finance the acquisition of the company. Copies of all executed documents will be delivered to Riverside Bank.

Stinar Corporation, will provide Riverside Bank with an estoppel agreement.

Stinar HG, Inc. will provide Riverside bank with an opinion of counsel letter stating all documents prepared by counsel comply with all applicable laws, and that Stinar HG, Inc., is a legal entity with proper authority to enter into this transaction.

Stinar HG, Inc., will be required to maintain it primary deposit relationship with Riverside Bank.

Stinar HG, Inc. will provide documents verifying the legal existence of the corporations including Articles of Incorporation of Oakridge Holding, Inc., and Stinar HG, Inc., Corporate resolutions of Oakridge Holding, Inc., and Stinar HG, Inc. to include parties authorized to act on behalf of the Corporation, Oakridge Holding, Inc., and the subsidiary Stinar HG, Inc. Minutes of the Board of Directors meeting of Oakridge Holding, Inc. authorizing the acquisition of Stinar Corporation, Inc.

COVENANTS:The Loan Documents will contain covenants customary in similar transactions, including, without limitation, requirements for periodic financial reports, restrictions on indebtedness, liens, operations, payments, dividends, sales of assets, acquisition, and affiliate transactions, and financial test covenants acceptable to the Bank. Without limiting the generality of the foregoing, the Loan Documents will contain the following covenants:

Stinar HG, Inc. will attain a Debt to Tangible Net Worth ratio of no greater than 3:1 by June 30, 1999. Debt to Tangible Net Worth will be no greater than 2.5:1 at fiscal year ends following 1999.

Stinar HG, Inc. will maintain minimum equity of one million dollars at the time of consummation of this line of credit, and increasing the equity by a minimum of two hundred thousand dollars per quarterly.

OTHER TERMS This commitment letter is an outline only and does not contain all of the terms that will be included in the Loan Documents. Without limiting the generality of the foregoing, the Loan Documents will contain standard representations, warranties, covenants, conditions to lending and events of default.

The Bank will not be obligated to make any loan under this Commitment unless and until all of the following conditions have been met to its satisfaction:

(a) The loans will be made pursuant to Loan Documents prepared by the Bank and/or its counsel, which shall in all respects be in form and substance satisfactory to the Bank.

(b) The Bank and/or its agents shall have completed all due diligence procedures, and the results of such due diligence shall be satisfactory to the Bank. Without limiting the generality of the foregoing, the Bank shall have: the right to conduct quarterly site inspections and collateral review.

(c) The Bank shall have received such certificates, legal opinions and other evidence of the legal status of the Borrower and the Loan Documents as it may request, and such certificates, opinions and other evidence shall be satisfactory to the Bank.

(d) No material adverse change in the business, assets, financial condition or prospects of the Borrower shall have occurred since March 31, 1998 and no action, suit, proceeding, inquiry or investigation shall be pending or threatened with respect to the Borrower that could have a material adverse effect on the Borrower.

(e) The Bank shall have received all fees, costs and expenses that the borrower is responsible for under the terms of this Commitment as of the date the loans are made.

Nominal attorney's fees not to exceed $1,000.00

The Borrower shall be responsible for all reasonable costs and expenses incurred by the Bank in connection with the transactions contemplated by this letter, including, without limitation, the costs and expenses of the Bank [and the fee, costs and expenses of the Bank's counsel in preparing the loan documents and in satisfying all conditions. The Borrower shall be liable for the foregoing amounts whether or not the loans contemplated by this Commitment are made by the Bank.

The Borrower agrees to indemnify and hold the Bank and each of its directors, officers, employees, agents and affiliates (the "Indemnified Parties") harmless from and against all losses (including costs of settlement), claims, damages, expenses or liabilities to which any Indemnified Party may be subject in connection with the transactions contemplated by this Commitment, and reimburse each Indemnified Party for any reasonable legal or other expense incurred in connection with investigating, preparing to defend or defending any such loss, claim, dainage or liability; provided, however, that the borrower shall not be responsible for any such losses, claims, damages, expenses or liabilities resulting solely from the gross negligence or willful misconduct of an Indemnified Party.

This Commitment will become effective upon your delivery to the Bank of executed counterparts of this letter. This Commitment shall terminate of (i) this letter is not accepted by you on or prior to 5:00 P.M. on June 26, 1998 or (ii) if the loans contemplated by this Commitment have not been made on or prior to July 1, 1998.

This Commitment may be executed in counterparts, which, taken together, shall constitute a single agreement. This Commitment may not be amended, modified or otherwise altered except in a written instrument executed by the Bank. This Commitment will be governed by and construed in accordance with the laws of the state of Minnesota, without regard to the conflict of laws principles thereof.

If you have any questions regarding these terms and conditions, please contact me. We look forward to working together and maintaining a mutually satisfying relationship.


Very truly Yours,

Riverside Bank

By /s/ Kevin Whelan
Its Vice President


Accepted and Agreed to this 24th day of June, 1998

Stinar HG, Inc.,

By /s/ RC Harvey
Its President